Exhibit 99.1

Suite 1750, 700 West Pender St. Vancouver, British Columbia CANADA V6C 1G8 TSX: KOR OTCQX: CORVF	Tel: (604) 638-3246 Toll Free: 1-844-638-3246 info@corvusgold.com www.corvusgold.com

NR17-13	October 11, 2017

Corvus Gold Hits High-Grade Structural Zone and Discovers New Lower Zone with Sediment Hosted Potential, Mother Lode Project, Nevada

Assay Highlights Mother Lode Deposit include:

•	ML-17-001: 37.2 metres @ 2.69 g/t gold – Upper Zone

including 11 metres @ 5.78 g/t gold (high-grade Mother Lode Structure), and

25.6 metres @ 2.17 g/t gold – New Lower Zone (87m pending)

•	ML-17-004: 38.1 metres @ 2.18 g/t gold – Upper Zone

including 7.6 metres @ 4.86 g/t gold (high-grade Mother Lode Structure)

10.7 metres @ 1.54 g/t gold – New Lower Zone and,

6.1 metres @ 1.30 g/t gold – New Lower Zone (lost hole)

Vancouver, B.C… Corvus Gold Inc. (“Corvus” or the “Company”) - (TSX: KOR, OTCQX: CORVF) announces it has received initial results from the first two holes of its 2017 Phase I drilling program at its newly acquired Mother Lode project in southern Nevada (Table 1). The results have outlined two stacked, higher-grade zones within the deposit: An Upper Zone, hosted in intrusive and Tertiary sediments which is the primary initial target along the Mother Lode structural zone, and a newly discovered Lower Zone, approximately 40 metres below the Upper Zone within and below the Fluorspar Canyon Fault (FCF) hosted by intrusives and Paleozoic sedimentary rock.

The new Lower Zone discovery has alteration and textures analogous to structurally controlled deposits that occur more commonly in the Carlin and Battle Mountain - Eureka trends of north central Nevada and represents an important new style of mineralization in the District. Additionally, the results have confirmed location of the high-grade Mother Lode structural zone in the Upper Zone with 5.78 g/t gold over 11 metres in hole ML-17-001 and 4.86 g/t gold over 7.62 m in hole ML-17-004 which begins at about 100 metres from surface. All of the mineralization discovered to date could be within open pit mining depths. Ongoing drilling is targeting the northern extension of these thick zones of high-grade mineralization across an initial target area that is 300 metres wide and 500 metres long.

Jeff Pontius, President and CEO of Corvus states “These early results represent the first new exploration at the Mother Lode property in over 20 years (when gold was ~$300/oz), and have resulted in what we believe is a significant new discovery. The results are not only confirming our initial Mother Lode, Upper Zone resource target but importantly have confirmed two new targets in the system, the high-grade, north trending Mother Lode Structural Zone and the lower plate, Paleozoic, sediment/intrusive hosted Lower Zone below the large Fluorspar Canyon Fault. In addition, the high degree of oxidation in the lower plate section and abundant intrusive activity bode well for this new target environment. Our ongoing drilling continues to hit broad zones of encouraging alteration and deep oxidation in this new Lower Zone of the deposit which we believe is outlining potential for additional zones below our current depth of drilling. These recent results are opening the door for a new era of exploration in the Mother Lode area.”

Corvus Gold Inc.	- 2 -	October 11, 2017
NR17-13 Continued

Table 1

Phase I - Mother Lode Significant Drilling Results – Main Target

(Reported intercepts are not true widths as there is currently insufficient data to calculate true orientation in space. Mineralized intervals are calculated using a 0.3 g/t and 1 g/t cutoff)

Drill Hole #	from (m)	to (m)	Interval (m)	Gold (g/t)	Silver (g/t)	Comment
ML-17-001	94.70	154.53	59.83	1.95	1.32	Upper Zone
inc	96.28	121.01	24.73	3.67	3.67	1 g/t cut
inc	96.28	107.29	11.01	5.78	3.09	ML structural zone
AZ 90 dip -60	178.99	204.59	25.6	2.17	2.21	Lower Zone (87m below, pending assays)

ML-17-004	121.92	164.59	42.67	1.97	1.40	Upper Zone
inc	121.92	150.88	28.96	2.57	1.83	1 g/t cut
inc	121.92	129.54	7.62	4.86	3.10	ML structural zone
	205.74	220.98	15.24	1.18	1.53	Lower Zone
inc	208.79	216.41	7.62	1.87	1.89	1 g/t cut
	254.51	262.13	7.62	1.12	2.11	FCF
inc	256.03	260.60	4.57	1.55	3.13	1 g/t cut
AZ 90 dip -65	274.32	275.84	1.52	1.21	1.73	Bottom of lost hole

Main Zone Mineralization

The mineralization intersected in the Upper Zone of the Mother Lode Main Target is hosted by Tertiary age sediments and intrusives. These sediments which vary from fine grained mudstones to very coarse-grained conglomerates which are intruded by a series of dikes and sills. The most significant structure discovered to date is the high-grade Mother Lode structural zone that trends north-south, dips steeply and forms the main axis of the deposit.

The new Lower Zone discovery in the Main Target begins at a depth of approximately 150 metres below surface, is north plunging and has broad zones of consistent grade averaging approximately 1.5 - 2g/t gold (25.6m @ 2.17 g/t Au & 10.7m @ 1.54 g/t Au). In this and other surrounding holes, the Lower Zone is hosted by the main FCF and in the lower plate Paleozoic sediments below. It appears the mineralization is associated with abundant intrusive activity and associated decalcification, quartz veining/jasperoid silicification, strongly anomalous arsenic and deep oxidation as well as increasing silver values. We believe this new and dynamic zone of hydrothermal alteration is encouraging for the development of a large system at depth. Figure 2 shows some examples of the textures and alteration features of the upper Tertiary sedimentary units and the lower Paleozoic units that were intersected in core hole ML-17-002 (pending assays).

Corvus Gold Inc.	- 3 -	October 11, 2017
NR17-13 Continued

Figure 1. Mother Lode Drilling alone the Main Target of the deposit

Results for hole ML-17-001 are only available to a depth of 219.55 metres with the bottom 87.32 metres pending and hole ML-17-004 was lost in the Lower Zone mineralization at a depth of 275.84 metres with the last interval in the hole returning 1.2 g/t gold in moderately altered spiderweb dolomite. The Paleozoic rocks in the Lower Zone are part of the Roberts Mountain and Lone Mountain formations which are notable for hosting large gold deposits in north central Nevada.

Figure 2. Core from the upper Tertiary hosted mineralization on the left and the lower Paleozoic limestone/sediment hosted mineralization on the right - Main Zone, Mother Lode Deposit.

Corvus Gold Inc.	- 4 -	October 11, 2017
NR17-13 Continued

Qualified Person and Quality Control/Quality Assurance

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), has supervised the preparation of the scientific and technical information that forms the basis for this news release and has approved the disclosure herein. Mr. Pontius is not independent of Corvus, as he is the CEO & President and holds common shares and incentive stock options.

Carl E. Brechtel, (Nevada PE 008744 and Registered Member 353000 of SME), a qualified person as defined by NI 43-101, has coordinated execution of the work outlined in this news release and has approved the disclosure herein. Mr. Brechtel is not independent of Corvus, as he is the COO and holds common shares and incentive stock options.

The work program at Mother Lode was designed and supervised by Mark Reischman, Corvus Gold’s Nevada Exploration Manager, who is responsible for all aspects of the work, including the quality control/quality assurance program. On-site personnel at the project log and track all samples prior to sealing and shipping. Quality control is monitored by the insertion of blind certified standard reference materials and blanks into each sample shipment. All resource sample shipments are sealed and shipped to American Assay Laboratories (AAL) in Reno, Nevada, for assaying. AAL’s quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025:1999. Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples. Finally, representative blind duplicate samples are forwarded to AAL and an ISO compliant third party laboratory for additional quality control.

About the North Bullfrog & Mother Lode Projects, Nevada

Corvus controls 100% of its North Bullfrog Project, which covers approximately 72 km² in southern Nevada.  The property package is made up of a number of private mineral leases of patented federal mining claims and 865 federal unpatented mining claims.  The project has excellent infrastructure, being adjacent to a major highway and power corridor as well as a large water right. The Company also controls 65 federal unpatented mining claims on the Mother Lode project which totals 522 hectares which it owns 100% of.

About Corvus Gold Inc.

Corvus Gold Inc. is a North American gold exploration and development company, focused on its near-term gold-silver mining project at the North Bullfrog and Mother Lode Districts in Nevada. In addition, the Company controls a number of royalties on other North American exploration properties representing a spectrum of gold, silver and copper projects. Corvus is committed to building shareholder value through new discoveries and the expansion of its projects to maximize share price leverage in an advancing gold and silver market.

Corvus Gold Inc.	- 5 -	October 11, 2017
NR17-13 Continued

On behalf of

Corvus Gold Inc.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,

President & Chief Executive Officer

Contact Information:	Ryan Ko
Investor Relations
Email: info@corvusgold.com
Phone: 1-844-638-3246 (toll free) or (604) 638-3246

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation. All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the rapid and effective capture of the potential of our new Mother Lode project, the potential for new deposits and expected increases in a system’s potential; anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the potential to develop multiple YellowJacket style high-grade zones, the Company’s belief that the parameters used in the WhittleTM pit optimization process are realistic and reasonable, the potential to discover additional high grade veins or additional deposits, the potential to expand the existing estimated resource at the North Bullfrog project, the potential for any mining or production at North Bullfrog, are forward-looking statements. Information concerning mineral resource estimates may be deemed to be forward-looking statements in that it reflects a prediction of the mineralization that would be encountered if a mineral deposit were developed and mined. Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s 2016 Annual Information Form and latest interim Management Discussion and Analysis filed with certain securities commissions in Canada and the Company’s most recent filings with the United States Securities and Exchange Commission (the “SEC”). All of the Company’s Canadian public disclosure filings in Canada may be accessed via www.sedar.com and filings with the SEC may be accessed via www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.